Exhibit 99.1

EcoloCap Solutions Inc. (OTCBB: ECOS)

For Immediate Release

EcoloCap Solutions Announces First U.S. Delivery of CNT-Battery

After years of development, EcoloCap has delivered the first Carbon Nano Tube Technology battery for independent testing in the U.S. Once the tests completed the company will move forward with its planned marketing and production program.

Barrington, IL – January 12, 2010 – EcoloCap Solutions Inc. (OTCBB:  ECOS), an innovator of alternative energy products, today announced that the first shipment of its CNT-Battery Technology has been delivered from its Korean facility to the Company’s US headquarters for independent testing. The battery will be tested for all technical aspects, including reserve capacity, cell voltage, thermal efficiency and charge time.  Results will be published as soon as available.

Michael Siegel, President and CEO of EcoloCap Solutions and its subsidiary Micro Bubble Technology, stated: “It has been a long road to get us to this point. Our scientists have come up with results worthy of all the attention the product has attracted worldwide in the last six months.  We are looking forward to publishing test results that will confirm the advance billing of that new technology and put to rest all questions on the product”.

The CNT Battery was developed by K-MBT Inc., the Company’s Seoul, Korea subsidiary. EcoloCap’s line of 12 volt CNT-Battery, constructed with advanced Carbon Nano Tube technology, offers significantly enhanced performance characteristics and lower operating costs for a variety of industrial and automotive applications.

Mr. Siegel also announced that the Company is completing the development of a next generation Nano Lithium battery. More specific information about this technology and its performance characteristics will be made available shortly.

Further information on EcoloCap’s CNT Batteries can be found at http://www.ecolocap.com/site/en/mbt-cnt-battery.html

About The Company:  EcoloCap Solutions Inc. (OTCBB: ECOS) and its subsidiaries Micro Bubble Technologies Inc. (“MBT”), K-MBT Inc., and EcoloCap Solutions Canada Inc. are an integrated group of environmentally focused technology companies that utilize advanced nanotechnology to design, develop, manufacture and sell alternative energy products.  Their portfolio of products and services include MBT’s Carbon Nano Tube Battery (CNT-Battery), a rechargeable battery that surpasses the performance capabilities of any existing battery, MBT’s M-Fuel, an innovative suspension fuel for non-gasoline applications that exceeds all conventional fuel’s efficiency, and EcoloCap Solutions Canada Inc. a comprehensive Carbon Credit Trading and Certification consultancy service.  EcoloCap markets its products worldwide, directly and through agreements with distributors.  For additional information, please visit the EcoloCap website, http://www.EcoloCap.com.

Company Contact Information:
EcoloCap Solutions Inc.
1250 South Grove Avenue, Suite 308
Barrington, Illinois 60010
Tel:  (866) 479-7041
Fax: (847) 919-8440

This press release may contain statements of a forward-looking nature regarding future events.  These statements are only predictions and actual events may differ materially.  Please refer to documents that EcoloCap Solutions Inc. files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materials from those contained in the forward-looking statements.

EcoloCap Solutions Inc. | 1250 South Grove Avenue | Suite 308 | Barrington, IL 60010 | T (866) 479-7041 | www.EcoloCap.com | ECOS.OB